SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 30, 2009

OmniReliant Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle
Clearwater, FL 33760
(Address of principal executive offices) (zip code)

(727) 230-1031
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On July 30, 2009, OmniReliant Holdings, Inc. (the “Company” or “Omni”) entered into a Securities Purchase Agreement with Beyond Commerce, Inc. (“BYOC”) (the “Securities Purchase Agreement”) pursuant to which Omni  agreed to purchase a series of original issue discount secured convertible debentures ("Debentures") in such amounts and with such frequency as agreed upon by BYOC and Omni.   Pursuant to the Securities Purchase Agreement, BYOC has sold to Omni a total of five Debentures having an aggregate principal amount of $2,123,322 along with warrants to purchase an aggregate of up to 9,100,000 shares of BYOC’s common stock and received gross proceeds of $1,820,000.

A breakdown of the issued Debentures is as follows:

Principal
amount of the Debenture	Date Issued	Gross proceeds to the Company

$641,663	July 30, 2009	$550,000
$291,665	August 11, 2009	$250,000
$116,666	August 21, 2009	$100,000
$373,332	August 28, 2009	$320,000
$699,996	September 4, 2009	$600,000

A breakdown of the issued Warrants is as follows:

Date Warrant was issued	Number of Shares Issuable upon exercise of the Warrant:

July 30, 2009	2,750,000
August 11, 2009	1,250,000
August 21, 2009	500,000
August 28, 2009	1,600,000
September 4, 2009	3,000,000

The Debentures are due one year from when they are issued and are convertible into shares of BYOC’s Common Stock at any time at the option of the Omni at a conversion price of $0.70 per share, subject to adjustment (the “Conversion Price”).  If BYOC does not repay the respective Debentures within six months of their issuance, or upon a default of the Debenture, the Conversion Price shall be reset to equal 80% of the lowest closing bid prices for the three days prior to the date such Debenture is being converted.

Interest on the Debenture is 10% per annum, payable in cash or common stock, at the option of BYOC, provided that, interest may only be paid in common stock if the Equity Conditions (as defined in the Debenture) are met or waived by Omni.  Interest is payable on each Monthly Redemption Date (defined below), upon conversion, and upon maturity.

A Debenture cannot be converted to common stock to the extent such conversion would cause the holder of the Debenture, together with such holder’s affiliates, to beneficially own in excess of 4.99% (or a maximum 9.99% in certain cases) of BYOC’s outstanding common stock immediately following such conversion.

Beginning six months from the original issue date of a Debenture, on the 1 st of each month (the “Monthly Redemption Date BYOC must redeem the Monthly Redemption Amount (equal to 1/6 of the original principal amount of the Debenture  plus accrued but unpaid interest, and any other amounts then owing to Omni under the Debenture). The Monthly Redemption Amount payable on each Monthly Redemption Date shall be paid in cash at a rate of 110% of the Monthly Redemption Amount or upon 30 trading days’ notice BYOC may in lieu of cash pay all or part of the Monthly Redemption Amount in conversion shares based on a conversion price equal to the lesser of (i) the then Conversion Price and (ii) 80% of the average of the VWAPs for the 5 consecutive trading days ending on the trading day that is immediately prior to the applicable Monthly Redemption Date.  BYOC may not pay the Monthly Redemption Amount in Conversion Shares unless from the date Omni receives the Monthly Redemption notice though the date the Monthly Redemption is paid in full, the Equity Conditions (as defined in the Debenture) have been satisfied or waived by Omni and as to such Monthly Redemption, prior to such Monthly Conversion Period (but not more than 5 trading days prior to the commencement of the Monthly Conversion Period (as defined in the Debenture)), BYOC shall have delivered to the Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Monthly Redemption Amount equal to the quotient of (x) the applicable Monthly Redemption Amount divided by (y) the lesser of (A) the Conversion Price and (B) 80% of the average of the 5 day VWAPs during the period ending on the 3 rd Trading Day immediately prior to the date of the Monthly Redemption notice.

The Warrants may be exercised until the fifth anniversary of their issuance at an exercise price of $.70 per share subject to adjustment.  In connection with the sale of the Debentures, BYOC issued Midtown Partners & Co., LLC, the placement agent for the sale of the Debentures, warrants to purchase a total of 917,335 shares of the Company’s common stock and fees totaling an aggregate of $104,000.

In connection with the Securities Purchase Agreement, the Omni and BYOC entered into a Security Interest and Pledge Agreement (the “Pledge Agreement”). Pursuant to the Pledge Agreement, BYOC’s obligations under the Securities Purchase Agreement are secured by a pledge of 10,802,416 treasury shares of BYOC.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Securities Purchase Agreement dated July 30, 2009 by and between the Company and OmniReliant Holdings, Inc.
10.2	Form of Debenture
10.3	Form of Warrant
10.4	Security Interest and Pledge Agreement dated July 30, 2009 by and between the Company and OmniReliant Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: September 11, 2009	By: /s/ Paul Morrison
Name: Paul Morrison
Title: Chief Executive Officer